Exhibit 2.10

EXECUTION DRAFT

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

EXCO RESOURCES, INC.

AS SELLER

AND

SHERIDAN HOLDING COMPANY I, LLC

AS BUYER

EXECUTED ON SEPTEMBER 30, 2009

EFFECTIVE DATE: OCTOBER 1, 2009

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE		1
1.1	Purchase and Sale	1
1.2	The Assets	1
1.3	Excluded Assets	2
1.4	Effective Time	3
1.5	1031 Exchange	3

ARTICLE 2 PURCHASE PRICE		4

2.1	Purchase Price	4
2.2	Letter of Credit	4
2.3	Allocation of the Purchase Price	4
2.4	Adjustments to Purchase Price	4

ARTICLE 3 BUYER’S INSPECTION		7

3.1	Access to the Records	7
3.2	Disclaimer	7
3.3	Physical Access to the Leases, Lands and Wells	7
3.4	Buyer’s Agents	8

ARTICLE 4 TITLE MATTERS		8

4.1	Definitions	8
4.2	Purchase Price Adjustments for Title Matters	11
4.3	Title Matters Dispute Resolution	13
4.4	No Title Warranty or Representation	14
4.5	Casualty Loss	15
4.6	Preferential Rights and Required Consents	15

ARTICLE 5 ENVIRONMENTAL MATTERS		16

5.1	Environmental Review	17
5.2	Environmental Liabilities and Obligations	18
5.3	Contested Environmental Defects	19
5.4	No Warranty or Representation	20
5.5	Exclusive Remedies	20

ARTICLE 6 SELLER’S REPRESENTATIONS		20

6.1	Company Representations	20
6.2	Authorization and Enforceability	21
6.3	Liability for Brokers’ Fees	21
6.4	No Bankruptcy	21
6.5	Litigation	21
6.6	Compliance with Law	21
6.7	Material Contracts	21
6.8	Hydrocarbon Sales Contracts	22

6.9	Area of Mutual Interest and Other Agreements; Tax Partnerships	22
6.10	Imbalance Volumes	23
6.11	Property Expenses	23
6.12	Accuracy of Information	23
6.13	Permits	23
6.14	Outstanding Commitments, AFEs and Invoices	23
6.15	Taxes	23
6.16	Hedging Arrangements	23
6.17	Surface Use Agreements	24
6.18	Plugging and Abandonment Obligations	24
6.19	Royalties	24
6.20	Preferential Rights and Required Consents	24
6.21	Seller’s Knowledge	24

ARTICLE 7 BUYER’S REPRESENTATIONS		24

7.1	Corporate Representations	24
7.2	Enforceability	25
7.3	Liability for Brokers’ Fees	25
7.4	Litigation	25
7.5	Securities Laws	25
7.6	Financial Resources	25
7.7	Buyer’s Evaluation	25
7.8	Buyer’s Knowledge	26

ARTICLE 8 COVENANTS AND AGREEMENTS		26

8.1	Covenants and Agreements of Seller	26
8.2	Replacement Bonds and Instruments	28
8.3	Confidentiality	28
8.4	Amendment of Schedules	28
8.5	Notice of Breach	29
8.6	Parties’ Efforts	29
8.7	Governmental Reviews	29
8.8	Letters-in-Lieu; Assignments; Operatorship; Accounting for Prior Production Months; Leased Vehicles	29
8.9	Hedges	30

ARTICLE 9 TAX MATTERS		31

9.1	Apportionment of Tax Liability	31
9.2	Tax Reports and Returns	31
9.3	Sales Taxes	31
9.4	Tax Information	31

ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING		32

10.1	Seller’s Conditions Precedent	32
10.2	Buyer’s Conditions Precedent	32
10.3	Failure to Disclose	33

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ARTICLE 11 RIGHT OF TERMINATION AND ABANDONMENT		33

11.1	Termination	33
11.2	Liabilities Upon Termination	33

ARTICLE 12 CLOSING		34

12.1	Date of Closing	34
12.2	Place of Closing	34
12.3	Closing Obligations	35

ARTICLE 13 POST-CLOSING OBLIGATIONS		36

13.1	Post-Closing Adjustments	36
13.3	Further Assurances	37

ARTICLE 14 ASSUMPTION AND RETENTION OF OBLIGATIONS, INDEMNIFICATION AND LIMITATIONS		37

14.1	Buyer’s Assumption of Liabilities and Obligations	37
14.2	Seller’s Retention of Liabilities and Obligations	38
14.3	Suspended Funds	38
14.4	Proceeds and Invoices for Property Expenses Received After the Final Settlement Date	38
14.5	Indemnification	38
14.6	Procedure	39
14.7	Dispute Resolution	40
14.8	Reservation as to Non-Parties	41
14.9	Limitation on Damages	41

ARTICLE 15 MISCELLANEOUS		43

15.1	Expenses	43
15.2	Notices	44
15.3	Amendments/Waiver	44
15.4	Assignment	44
15.5	Announcements	45
15.6	Counterparts/Fax Signatures	45
15.7	Governing Law	45
15.8	Entire Agreement	45
15.9	Knowledge	45
15.10	Binding Effect	45
15.11	No Third-Party Beneficiaries	45
15.12	Severability	45
15.13	Interpretation	46
15.14	Change of Name	46
15.15	Schedules	46
15.16	References, Titles and Construction	46

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APPENDIX, EXHIBITS AND SCHEDULES

APPENDIX A	Defined Terms

EXHIBIT A-1	Leases and Lands
EXHIBIT A-2	Buildings, Yards, Vehicles and Trailers
EXHIBIT A-3	Easements and Rights-of-Way
EXHIBIT B	Properties/WI/NRI/Allocated Values
EXHIBIT C	Contracts
EXHIBIT D	Surface Use Agreements
EXHIBIT E	Plugging and Abandonment Obligations
EXHIBIT F	Assignment, Bill of Sale and Conveyance
EXHIBIT G	Buyer’s Certificate
EXHIBIT H	Seller’s Certificate
EXHIBIT I	FIRPTA Certificate
EXHIBIT J	Bonds, etc. to be Replaced at Closing
EXHIBIT K	Transition Services Agreement

Schedule 6.5	Pending Litigation
Schedule 6.6	Compliance with Law
Schedule 6.7	Material Contracts
Schedule 6.8	Hydrocarbon Sales Contracts; Suspense
Schedule 6.9	AMIs
Schedule 6.10	Gas Imbalance Schedule
Schedule 6.14	List of AFEs and Invoices
Schedule 6.20	Preferential Rights and Required Consents
Schedule 8.9	Hedges

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated September 30, 2009, is by and between EXCO Resources, Inc., a Texas corporation (“EXCO” or “Seller”), and Sheridan Holding Company I, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A attached hereto.

RECITALS

A. Seller owns and desires to sell all of its interests in certain oil and gas properties located in the States of Oklahoma and Arkansas, as more particularly described in Section 1.2 below.

B. Buyer has conducted and will continue to conduct an independent investigation of the nature and extent of the Assets (as defined below) and desires to purchase all of Seller’s interest in the Assets pursuant to the terms of this Agreement.

C. To accomplish the foregoing, the Parties wish to enter into this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in the Assets as set forth below, all pursuant to the terms of this Agreement.

1.2 The Assets. As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following, excluding however the Excluded Assets (as defined below):

A. The oil, gas and/or mineral leases and fee mineral interests specifically described in Exhibit A-1 (the “Leases”), including without limitation all leasehold estates and interests, all royalty, overriding royalty, production payment, reversionary, net profit, contractual working interests and other similar rights and estates therein, together with each and every kind and character of interest that Seller has in and to the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”) and the Hydrocarbons attributable to the Leases or Lands;

B. The buildings, yards, vehicles and trailers described on Exhibit A-2, and all inventory located at such yards as of the date hereof;

C. The wells specifically described in Exhibit B (the “Wells”), together with all other oil and gas wells and all water, injection and disposal wells on the Leases or Lands, and all personal property, equipment, fixtures, improvements, permits, water discharge permits, gathering lines, rights-of-way, easements, surface rights, surface leases and offices leases (including without limitation the rights-of-way, easements, surface rights, surface leases and office leases described on Exhibit A-3) located on the Leases or Lands or used in connection with the production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1.2 A. including all personal property and equipment (and associated software rights and licenses subject to applicable third party consents) located at Seller’s Tulsa office and field offices located in the State of Oklahoma;

D. The unitization agreements, operating agreements and unit operating agreements and all other such agreements relating to the properties and interests described in Sections 1.2 A., B. and C. and to the production of Hydrocarbons, if any, specifically attributable to said properties and interests, including those which are listed in Exhibit C but excluding any contracts, agreements or instruments to the extent transfer would result in a violation of applicable law or is subject to a Required Consent that is not waived by Buyer or obtained or otherwise satisfied by Seller;

E. All existing and effective sales, purchase, exchange, gathering, compressor rental and service agreements and other contracts, agreements and instruments which specifically relate, and only insofar as they relate, to the properties and interests listed in Sections 1.2 A. through C., and including those which are described in Exhibit C (together with the agreements described in Section 1.2 D., the “Contracts”); and

F. All original files, records and data, including without limitation lease and well files, abstracts, title reports, memoranda and opinions relating to the items described in Sections 1.2 A. through 1.2 E. maintained by Seller, but excluding (i) Seller’s company files, financial records, and tax related records to the extent not relevant to the Assets, and (ii) records and data to the extent transfer thereof is prohibited by unaffiliated third party contractual restrictions on transfer (the “Records”). To the extent that any of the Records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its own risk.

1.3 Excluded Assets. Seller is selling its interest in the Assets, but is not selling and is retaining its interest in and to the Excluded Assets. As used herein, the term “Excluded Assets” refers to all of Seller’s right, title, and interest in and to the following:

A. All company records and files, including tax related records, to the extent not related to the Assets and any copies of the Records that Seller chooses to retain;

B. All deposits, cash, checks, funds and accounts receivable attributable to Seller’s interest in the Assets with respect to any period prior to the Effective Time;

C. All Hydrocarbons produced from or attributable to the Assets with respect to any period prior to the Effective Time (other than any Hydrocarbons attributable to the Assets which, at the Effective Time, are in storage) and all proceeds associated therewith;

D. All receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of the adjustments to the Purchase Price pursuant to Section 2.4 and 13.1;

E. Claims of Seller for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time and (ii) Taxes attributable to the Excluded Assets;

F. Except as otherwise provided in Section 4.5, all rights, titles, claims and interests of Seller or any affiliate of Seller under any policy or agreement of insurance, any bond or any insurance or condemnation proceeds or awards;

G. Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any of its affiliates or any business or division of Seller or any of its affiliates; and

H. Any Asset excluded from this Agreement pursuant to Sections 4.6A, 4.6B.1 and 5.2C of this Agreement, together with the pro-rata share of all Hydrocarbons associated therewith and all other assets attributable or appurtenant thereto.

1.4 Effective Time. The purchase and sale of the Assets shall be effective as of October 1, 2009, at 7:00 a.m. local time at the location of the Assets (the “Effective Time”).

1.5 1031 Exchange. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) to accomplish this Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Code. Buyer reserves the right, at or prior to Closing, to assign its rights under this Agreement and all or a portion of the 1031 Assets to a QI. If Seller or Buyer so elects, Seller or Buyer may assign its rights under this Agreement to the applicable 1031 Assets to the QI. Each Party hereby (i) consents to the other Party’s assignment of its rights in this Agreement with respect to the applicable 1031 Assets, and (ii) if such an assignment is made by Seller, Buyer agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Each Party agrees to take all actions reasonably required of it, including, but not limited to, executing and delivering documents, to permit the other Party to effect the exchange described in this Section. The Parties acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to the other Party or expand any liabilities or obligations of the other Party under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to the other Party as a result of the Like-Kind Exchange. Neither Party shall be obligated to pay any additional costs or incur any additional obligations under this Agreement if such costs are the result of the other Party’s Like-Kind Exchange, and each Party shall hold harmless and indemnify the other Party from and against all Losses, if any, resulting from such a Like-Kind Exchange.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Assets shall be $540,000,000 (the “Purchase Price”). At Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to Section 2.4.

2.2 Letter of Credit. Within 3 business days after the execution of this Agreement, Buyer shall deliver to Seller a letter of credit (the “Letter of Credit”) in the amount of $50,000,000 and with an expiration date of December 31, 2009 or later. In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, Seller shall return the Letter of Credit (without having drawn any amounts thereunder) to Buyer in accordance with Section 12.3 L. In the event this Agreement is terminated prior to Closing, either (i) Seller shall be entitled to present for payment the full amount of the Letter of Credit or (ii) Seller shall return the Letter of Credit (without having drawn any amounts thereunder) to Buyer, in each such case, as provided in Section 11.2. At least five (5) days prior to the expiration of the Letter of Credit, provided that the Closing shall not have occurred, Buyer shall deliver to Seller a replacement letter of credit on substantially the same terms as the current Letter of Credit (provided that the expiration date shall be at least 30 days after the expiration date of the current Letter of Credit) in form reasonably acceptable to Seller. Any such replacement letter of credit shall be included in the definition of Letter of Credit hereunder. Simultaneous with the delivery of any replacement Letter of Credit by Buyer, Seller shall return the expiring Letter of Credit (without having drawn any amounts thereunder) to Buyer.

2.3 Allocation of the Purchase Price. Buyer and Seller have allocated the Purchase Price among the Assets as set forth on Exhibit B. The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset. The undeveloped locations specifically described on Exhibit B shall be included in the term “Assets.”

2.4 Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

A. Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller, submitted to Buyer on or before five business days prior to Closing, for Buyer’s comment and review. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section using reasonable estimates as agreed to by the Parties if actual numbers are not available. For purposes of calculating the Closing Amount, all adjustments to the Purchase Price shall be made on an accrual (rather than cash) basis. If Buyer has any questions or disagreements regarding the Preliminary Settlement Statement, Buyer may contact Seller at least two business days prior to the Closing, and in such case Seller and Buyer shall in good faith attempt to resolve any disagreements, and Seller shall afford Buyer the opportunity to examine the Preliminary Settlement Statement and such supporting schedules, analyses, workpapers, including the audit workpapers and other underlying records or documentation, on which the Preliminary Settlement Statement is based or from which the Preliminary Settlement Statement is derived as are reasonably requested by Buyer. If Buyer and Seller agree on changes to the Closing Amount based on such discussions, then the Purchase Price shall be paid at Closing based on such changes. If Buyer and Seller do not agree on changes to the Closing Amount, then the Purchase Price shall be paid at Closing based on the amounts set forth in the Preliminary Settlement Statement. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 13.1.

B. Property Expenses. For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America (“COPAS”) that are attributable to the maintenance and operation of the Assets during the period in question. If an operating or other agreement is not in place with respect to any Asset for which Seller or its affiliates is acting as operator, then to compensate Seller for administrative overhead expenses associated with conducting operations of any such Asset, an administrative overhead fee of $450.00 per month per operated well that is flowing and $500.00 per month per operated well that is pumping (prorated, in each case, down to Seller’s working interest in such well), shall be deemed paid by Seller and shall be charged and allocated to such Asset as “Property Expenses”.

C. Effective Time; Apportionment of Property Expenses and Revenues.

1. Buyer and Seller agree that all revenues, costs and expenses (both operating and capital), including Property Expenses related to the Assets will be apportioned between Buyer and Seller as of the Effective Time. Accordingly, (i) Seller shall be entitled to any production revenues or other amounts realized from and accruing to the Assets before the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, royalties, overriding royalties, lease rental and maintenance costs and leasehold payments attributable to the Assets before the Effective Time; and (ii) Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Assets at or after the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, royalties, overriding royalties, lease rental and maintenance costs and leasehold payments attributable to the Assets at or after the Effective Time. For the avoidance of doubt, the entirety of any costs and expenses in respect of the acquisition of inventory (including, without limitation, equipment, tubing and chemicals) that are incurred prior to the Effective Time shall be attributable to the period prior to the Effective Time.

2. Notwithstanding Section 2.4 C.1 above, the Parties agree that Seller shall (i) pay all invoices attributable to the period between the Effective Date and the Closing Date regardless of when received and (ii) be entitled to retain all proceeds (net of royalties and Taxes not otherwise accounted for hereunder) from the sale of all Hydrocarbons during the period between the Effective Date and the Closing Date regardless of when received.

All such amounts shall be accounted for as an upward or downward adjustment to the Purchase Price pursuant to Section 2.4 D or E and shall, to the extent necessary, be estimated for purposes of the Preliminary Settlement Statement.

D. Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

1. An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by the Buyer from the sale of all Hydrocarbons produced from or credited to the Assets prior to the Effective Time;

2. An amount equal to all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, incurred and paid by Seller at or after the Effective Time;

3. To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets at or after the Effective Time that were paid by or on behalf of Seller, including without limitation, prepaid drilling and/or completion costs and prepaid utility charges;

4. An amount equal to the value (net of applicable Taxes) of Seller’s share of all Hydrocarbons in storage tanks (which shall not include pipelines or processing vessels) above the pipeline interconnect at the Effective Time to be calculated as follows: The value shall be the product of (i) the volume in each storage tank (attributable to Seller’s interest) as of the Effective Time as shown by the actual gauging reports, multiplied by (ii) the price actually received from the sale of Hydrocarbons in the month that Closing occurs under the applicable marketing contract; provided, however, that the adjustment contemplated by this subsection shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable Hydrocarbons in the storage tanks;

5. Any amount equal to the value of Additional Interest pursuant to subsection 4.2 C; and

6. Any other amount agreed to by Buyer and Seller.

E. Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

1. Proceeds received and retained by Seller (net of applicable Taxes and royalties) that are attributable to production from the Assets at or after the Effective Time;

2. The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that remain unpaid by Seller, or that have been paid by Buyer, that are attributable to the period prior to the Effective Time;

3. An amount equal to adjustments for Title Defects, Environmental Defects, Casualty Losses, Required Consents and Preferential Rights, and other adjustments as set forth in this Agreement;

4. The amount of suspended funds Buyer assumes responsibility for pursuant to Section 14.3; and

5. Any other amount agreed to by Buyer and Seller.

F. Gas Imbalances. In addition to the foregoing, the Purchase Price shall be adjusted downward or upward, as appropriate, by an amount equal to $2.00 per mcf for the well and pipeline gas imbalances existing as of the Effective Time, as further outlined on Schedule 6.10. The Purchase Price shall be adjusted in the Preliminary Settlement Statement with respect to the imbalance volumes and subject to adjustment in the Final Settlement Statement pursuant to Section 13.1 if the actual Gas Imbalances as of the Effective Time are different than those set forth on Schedule 6.10.

ARTICLE 3

BUYER’S INSPECTION

3.1 Access to the Records. Prior to Closing and subject to Section 8.3, Seller will make the Records available to Buyer for inspection, copying, and review at Seller’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party. Nothing in this Agreement shall be construed to permit Buyer or its representatives to have access to any records relating to any bids or offers received by Seller for the sale of the Assets or access to any records protected by the attorney-client privilege or that would otherwise violate any legal obligation of Seller and all such bids, offers and legally privileged information shall be the sole property of Seller.

3.2 Disclaimer. Except for the representations contained in this Agreement, Seller makes no representation of any kind as to the Assets (including, without limitation, the Records or any information contained therein). Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

3.3 Physical Access to the Leases, Lands and Wells. Upon reasonable notice and during reasonable business hours, Seller agrees to grant Buyer physical access to the Leases, Lands and Wells to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Leases, Lands and Wells. In connection with any such on-site inspections and assessments, Buyer agrees not to interfere with the normal operation of the Leases and Wells and agrees to comply with all operational and safety requirements of the operators of the Wells. If Buyer or its agents prepare an environmental assessment of any

Leases, Lands or Wells, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller. Such information shall be held confidential but may be disclosed to Buyer or Buyer’s affiliates and its and their attorneys, officers, employees and consultants used in Buyer’s evaluation of Seller’s properties. Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process, order, regulation, or rule, or (ii) generally available to the public through no fault of Buyer, or (iii) acquired from third parties not known by Buyer to have confidentiality obligations to Seller. In connection with granting such access, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify Seller, and its respective directors, officers, shareholders, employees, agents and representatives against all claims for injury to, or death of, persons or for damage to property arising as a result of any act or omission committed by Buyer or its employees, agents, contractors or representatives in conducting Buyer’s on-site inspections and environmental assessments of the Leases, Lands and Wells regardless of any concurrent negligence or strict liability on the part of Seller or its affiliates and regardless of the form of claim whether at common law, strict liability, negligence or under any statute or regulation. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

3.4 Buyer’s Agents. To the extent that Buyer uses agents to conduct its due diligence activities, either in Seller’s offices or on the Lands, Buyer agrees to (i) make such agents aware of the terms and conditions set forth in this Article 3 and the confidentiality provisions of Article 8, and (ii) ensure that such agents agree to be bound by the terms of this Article 3 and the confidentiality provisions of Article 8.

ARTICLE 4

TITLE MATTERS

4.1 Definitions

A. Defensible Title. The term “Defensible Title” means such title to the Assets that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive not less than the net revenue interest set forth on Exhibit B for each line item (each, a “Property”) listed on Exhibit B (“NRI”) and, if the Property is subject to any payout, not less than the BPO NRI prior to the applicable payout event, and not less than the APO NRI after the applicable payout event; (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from each Property in an amount not greater than the working interest set forth in Exhibit B (“WI”); (iii) is not subject to reduction by virtue of the exercise by any third party or automatic effectuation of a reversionary interest, back-in or similar right except as scheduled in Exhibit B; (iv) is free and clear of mortgages, encumbrances, liens, and delinquent taxes; and (v) is free and clear of defects or conditions that would create a impairment of use or loss of interest in the affected Asset. If a formation in a Property is not listed on Exhibit B, then the Allocated Value for such formation or undeveloped location is zero.

B. Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

1. lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the represented NRI;

2. liens for Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith;

3. all rights to consent by, required notices to, filings with, or other actions by federal, state, or local governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance (“Routine Consents”);

4. rights of reassignment upon the surrender or expiration of any Lease;

5. the terms and conditions of all contracts and agreements relating to the Assets , including, without limitation, exploration agreements, gas sales contracts, processing agreements, farm-ins, farm-outs, operating agreements, area of mutual interest agreements, and right-of-way agreements to the extent such (i) do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset (including by virtue of any reversionary interest, back-in or similar right), (ii) do not create or constitute any mortgage, encumbrance, lien or other condition that would create a material impairment of use or value of the affected Asset and (iii) would be acceptable to a reasonably prudent operator;

6. easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto so long as the same do not materially interfere with the operation of the affected Asset as has been conducted in the past and do not materially affect the value thereof;

7. undetermined or inchoate liens, materialmen’s, mechanics’, operators’, repairman’s, contractor’s or other similar liens, security interests or charges for liquidated amounts, arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

8. preferential rights to purchase the Assets (“Preferential Rights”) in respect of this or any future transaction;

9. all agreements and obligations relating to (1) imbalances with respect to the production, gathering, transportation or processing of gas, (2) calls or purchase options on oil, gas or other minerals exercisable at current fair market prices or the posted prices of such purchaser, or (3) processing rights or commitments, in each case to the extent identified on Schedule 6.7, 6.8 or 6.9;

10. all obligations by virtue of a prepayment, advance payment or similar arrangement under any contract for the sale of gas production, including by virtue of “take or pay” or similar provisions, to deliver gas produced from or attributable to the Assets without then or thereafter being entitled to receive full payment therefor, in each case to the extent identified on Schedule 6.7, 6.8 or 6.9;

11. all liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Asset;

12. any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer; and

13. rights reserved to or vested in any governmental authority to control or regulate any of the Wells or other properties included in the Assets and all applicable laws, rules, regulations and orders of such authorities so long as the same do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset.

C. Title Defect. The term “Title Defect” means any lien, encumbrance, claim, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the Seller’s title to the Asset less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

1. defects in the early chain of title that would generally be waived by a prudent purchaser of oil and gas properties in the area, unless Buyer provides reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant Asset;

2. defects arising out of a lack of survey;

3. defects arising out of a lack of corporate or other entity authorization that would generally be waived by a prudent purchaser of oil and gas properties in the area unless Buyer provides affirmative written evidence that the action was not authorized and results in another party claiming title to the Asset;

4. defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription; and

5. defects based on the failure to record Leases issued by any state or federal governmental body, or any assignments of such Leases, in the real property, conveyance or other records of the county or parish in which such property is located.

D. Title Defect Value. “Title Defect Value” means the amount by which the Allocated Value of a Property has been reduced by a Title Defect. In determining the Title Defect Value, the Parties intend to include only that portion of the Property affected by the Title

Defect. The Title Defect Value may not exceed the Allocated Value of the Property and shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

1. If the Title Defect is a lien or encumbrance on the Property created by, through or under Seller, the Title Defect Value shall be an amount sufficient to discharge such lien or encumbrance.

2. If the Title Defect is an actual reduction in NRI, an increase in the WI without a corresponding increase in the NRI or any other matter that does not fall within the matters described in Subsection 4.1.D.1., then the Buyer will rerun its economic valuation calculation that resulted in the Allocated Value for the affected portion of the Property using the same economic and engineering criteria except as changed to accommodate the Title Defect to calculate the impact on the Allocated Value for the Affected Asset. This revised calculation of the Allocated Value will be presented to Seller and Buyer and Seller will act in good faith to reach mutual agreement as to the diminution effect of this Title Defect and thus the Title Defect Value.

3. If the Title Defect is not effective or does not affect a Property throughout the entire productive life of such Property, such fact shall be taken into account in determining the Title Defect Value.

4. The Title Defect Value with respect to any property shall be determined without duplication of any costs or losses included in another Title Defect Value thereunder. For example, but without limitation, if a lien affects more than one property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another property, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the properties so affected (in the ratios of the respective portions of the Purchase Price allocated to such properties) and the amount so allocated to a property shall be included only once in the Title Defect Value therefor.

5. If a Title Defect affects only a portion of a property (as contrasted with an undivided interest in the entirety of such property) and a portion of the Purchase Price has not been allocated specifically to such portion of a property in the Allocated Value, then for the purposes of computing the Title Defect Value, the portion of the Purchase Price allocated to such property shall be further allocated among the portions of such property in the proportion that the net acreage (or net acre feet, as appropriate) of such property affected by such Title Defect bears to the net acreage (or net acre feet, as appropriate) in the entire property. In the event such property is subject to a unitization agreement, the foregoing allocation shall be made in a manner which is consistent with the allocation of production or productive acreage in such unitization agreement.

4.2 Purchase Price Adjustments for Title Matters.

A. Notices of Title Defects. Buyer shall give Seller a written “Title Defects Notice” as soon as possible but no later than 5:00 p.m. Dallas, Texas time on October 30, 2009

(the “Title Defect Date”). Each Title Defect Notice must be in writing and shall: (i) name the Affected Asset; (ii) describe each Title Defect in reasonable detail; (iii) describe the basis for each Title Defect; (iv) attach Supporting Documentation; (v) state the Allocated Value of the Affected Asset; (vi) state Buyer’s good faith estimate of the Title Defect Value; (vii) set forth the computations, upon which Buyer’s estimate is based. Buyer shall have no remedies under this Article 4 in respect of any Title Defect for which the Title Defect Value is not equal to or greater than $50,000 net to Seller’s interest. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to give Seller, on or before Friday of each calendar week after the execution of this Agreement and until the Title Defect Date, written notice of all Title Defects discovered by Buyer during the calendar week preceding the calendar week then ending, which may be preliminary in nature and supplemented prior to or on the Title Defect Date.

B. Downward Defect Adjustments.

1. If an Asset is affected by a Title Defect, the Purchase Price will be reduced by the associated Title Defect Value unless: (i) Seller elects to cure and actually does cure the Title Defect prior to Closing to Buyer’s reasonable satisfaction; (ii) Buyer agrees to waive the relevant Title Defect; (iii) Seller elects on or before Closing to cure such Title Defect no later than 90 days after Closing; (iv) Seller, with Buyer’s consent, which Buyer may withhold in its sole discretion, elects on or before Closing to indemnify Buyer against any Loss (as defined below) attributable to the relevant Title Defect; or (v) Seller elects on or before Closing to exclude the Affected Asset from the Transaction and reduce the Purchase Price by the Allocated Value in respect thereof. Seller shall not have the right to exclude any Affected Asset from the Transaction pursuant to clause (v) above unless the aggregate of the asserted Title Defect Values and Environmental Defect Values with respect to all Title Defects and Environmental Defects affecting such Property is greater than 50% of its Allocated Value. In the event Seller elects option (v) above as to any portion of the Affected Asset, Buyer may agree to waive the relevant Title Defect in lieu thereof.

2. The Purchase Price shall be adjusted downward for Title Defects only if and to the extent that the sum of (i) the aggregate value of all Title Defects and (ii) the aggregate value of all Environmental Defects exceeds the Defect Deductible (any reduction in the Purchase Price pursuant to this Section shall be in conjunction with the reduction in the Purchase Price in Section 5.2 C. and Buyer shall not be entitled to duplicative reductions to the Purchase Price under either Section). If the sum of (i) the aggregate value of all Title Defects and (ii) the aggregate value of all Environmental Defects does not exceed the Defect Deductible, there shall be no adjustment to the Purchase Price, and Buyer will be deemed to have (i) accepted title to the Assets “AS IS WHERE IS,” and (ii) waived its right to assert any objection to title to the Assets.

3. If Seller elects to cure the relevant Title Defect post-Closing, the Parties shall proceed as provided in this Section. If the Title Defect Value is equal to the Allocated Value of the Affected Asset, Seller shall deposit the assignment of the Affected Asset in an escrow account established by Buyer and Seller, Buyer shall deposit the Allocated Value of the Affected Asset in the escrow account and the Purchase Price payable by Buyer to Seller on the Closing Date shall be adjusted downward by the Allocated Value deposited by Buyer into the escrow account. If the Title Defect Value is less than the Allocated Value of the Affected Asset,

Seller shall assign the Affected Asset to Buyer on the Closing Date, Buyer shall deposit the Title Defect Value in the escrow account, and the Purchase Price payable by Buyer to Seller on the Closing Date shall be adjusted downward by the Title Defect Value deposited by Buyer into the escrow account. For a period of 90 days after Closing, Seller will make a good faith, reasonable effort to cure all Title Defects affecting any Assets placed into escrow pursuant to this Section, If Seller cures the relevant Title Defect to Buyer’s reasonable satisfaction, the Parties shall instruct the escrow agent (i) to deliver (A) to Seller the Allocated Value of the Affected Asset, adjusted as set forth in Section 2.4 and, if relevant at that time, Section 13.1, or the Title Defect Value, as applicable, and (B) to Buyer the balance, if any, of the amount deposited into escrow in respect of such Title Defect and (ii) to deliver to Buyer the assignment of the Affected Asset if the assignment has been deposited into the escrow account. If Seller does not cure the relevant Title Defect to Buyer’s reasonable satisfaction within 90 days after the Closing, the Purchase Price shall be reduced by the Title Defect Value with respect thereto, and the Parties shall instruct the escrow agent to deliver such Title Defect Value to Buyer and, if the Title Defect Value is equal to the Allocated Value of the Affected Asset, to return the assignment of the Affected Asset to Seller. Interest accruing on such amount shall be distributed to each of the Parties in proportion to the amount of the Allocated Value distributed to such Party.

C. Upward Defect Adjustments. If Buyer or Seller discover additional interests in the Leases, Wells or undeveloped locations that are listed in Exhibit A and Exhibit B, including any interest that entitles Seller to receive more than the NRI set forth in Exhibit B or obligates Seller to bear costs and expenses in an amount less than the WI set forth in Exhibit B without a corresponding reduction in Seller’s NRI, the discovering party shall promptly notify the other Party of such interest (the “Additional Interest”). The Party who discovers the Additional Interest shall give the other Party written notice of the Additional Interest as soon as possible, but in no event later than the Title Defect Date. This notice shall be in writing and shall include (i) a description of each Additional Interest, (ii) the basis for each Additional Interest, and supporting documentation with respect thereto, (iii) the Allocated Value of the Lease, Well or undeveloped location affected by the Additional Interest, and (iv) the value of the Additional Interest or the amount by which the notifying Party believes the Allocated Value of the Lease, Well or undeveloped location has been increased by the Additional Interest and the computations upon which such Party’s belief is based. The value of the Additional Interest shall be determined by the parties in good faith taking into account all relevant factors. Seller shall have no right to adjustment under this Article 4 in respect of any Additional Interest for which the value is not equal to or greater than $50,000 net to Seller’s interest. The aggregate value of all such Additional Interests shall be netted against the aggregate of all Title Defect Values and Environmental Defect Values in determining whether the Defect Deductible has been met and any reduction to the Purchase Price pursuant to Sections 4.2 B.2 and 5.2 C. To the extent that the aggregate value of all Additional Interests exceeds the aggregate of all Title Defect Values and Environmental Defect Values, the Purchase Price shall be increased by the amount of such excess.

4.3 Title Matters Dispute Resolution. In the event the Parties cannot in good faith resolve a dispute involving title matters, the Parties shall resolve such dispute pursuant to the terms of this Section. The Parties agree to submit all disputes concerning title matters regarding (i) the existence and scope of a Title Defect, (ii) the Title Defect Value attributable to a Title Defect or (iii) the adequacy of Seller’s Title Defect curative materials, to binding arbitration in

Tulsa, Oklahoma, such arbitration to be conducted as follows. The arbitration proceeding shall be submitted to a neutral arbitrator approved by each of the Parties who is an attorney licensed in Oklahoma with at least 15 years experience in preparing oil and gas title opinions involving properties in the regional area where the Assets are located (the “Title Arbitrator”). The Parties shall make all reasonable efforts to agree upon the Title Arbitrator within 5 days after the Closing. The arbitration proceeding shall be conducted by the American Arbitration Association in accordance with its commercial rules, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration shall be governed by Oklahoma law and shall be held in Tulsa, Oklahoma. The Parties shall submit written materials to the Title Arbitrator within 10 days of the selection of such arbitrator explaining their position regarding the title dispute. The Title Arbitrator shall conduct a hearing, if necessary, no later than 30 days after the selection of such arbitrator, and the Title Arbitrator shall render a written decision within 15 days of the hearing or, if no hearing is conducted, not later than 45 days after such arbitrator is selected. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Title Arbitrator shall consider any evidence and testimony that such arbitrator determines to be relevant, in accordance with procedures that such arbitrator determines to be appropriate. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Title Arbitrator shall be borne 50% by the Seller and 50% by the Buyer. The Parties shall continue with Closing notwithstanding the fact that any dispute under this Section 4.3 shall be pending. If the asserted Title Defect Value is equal to the Allocated Value of the Affected Asset, Seller shall deposit the assignment of the Affected Asset in an escrow account established by Buyer and Seller, Buyer shall deposit the Allocated Value of the Affected Asset in the escrow account and the Purchase Price payable by Buyer to Seller on the Closing Date shall be adjusted downward by the Allocated Value deposited by Buyer into the escrow account. If the Title Defect Value is less than the Allocated Value of the Affected Asset, Seller shall assign the Affected Asset to Buyer on the Closing Date, Buyer shall deposit the Title Defect Value in the escrow account, and the Purchase Price payable by Buyer to Seller on the Closing Date shall be adjusted downward by the Title Defect Value deposited by Buyer into the escrow account. Upon receipt of the Title Arbitrator’s decision, the Parties shall instruct the escrow agent to distribute all amounts held in escrow in accordance therewith (taking into account any applicable adjustments under Sections 2.2 or 13.1) and shall instruct the escrow agent to distribute the assignment of the Affected Asset to Buyer if the Title Defect Value is less than the Allocated Value, or otherwise to distribute such assignment to Seller. Interest accruing on amounts held in escrow shall be distributed to the Party entitled to the principal on which such interest accrued.

4.4 No Title Warranty or Representation. Except for the special warranty of title by, through and under Seller that will be contained in the Assignment, Bill of Sale and Conveyance in the form attached as Exhibit F and without limiting Buyer’s right to adjust the Purchase Price as provided in this Article 4, Seller makes no warranty or representation, express or implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be pursuant to the procedures and as set forth in this Article 4.

4.5 Casualty Loss. After the Effective Time and prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain, (with such event being a “Casualty Loss”), Buyer shall purchase such Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility). Notwithstanding the foregoing, at its sole option, Seller may elect (i) provided that the cost to repair or replace such Asset is greater than 50% of the Allocated Value of such Asset, to designate such Asset as an Excluded Asset so long as the Purchase Price is reduced by the Allocated Value of such Asset or (ii) to cure such Casualty Loss to the reasonable satisfaction of Buyer prior to Closing. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility and Seller shall be entitled to keep all associated insurance proceeds, if any. If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price adjustment for such Casualty Loss. In no event shall the watering out of a well, casing collapse, sand infiltration, breakage of equipment or other change in the condition of an Asset through normal depletion constitute a Casualty Loss.

4.6 Preferential Rights and Required Consents. To Seller’s knowledge, other than as set forth on Schedule 6.20, there are no Preferential Rights and no third party consents (other than Routine Consents) that are required to be obtained in connection with the consummation of the Transaction (“Consents”). If there are Preferential Rights or Consents, the provisions of this Section shall apply. No later than 10 days after execution of this Agreement, Seller shall mail (i) all notices required in connection with the Preferential Rights identified on Schedule 6.20 and (ii) requests for all Consents identified on Schedule 6.20. If either Party discovers additional Preferential Rights or Consents, Seller shall use its commercially reasonable efforts to give the notices required in connection with the Preferential Rights in sufficient time prior to Closing to permit the lapse of the period of time in which to exercise such Preferential Rights prior to Closing and shall use its commercially reasonable efforts to obtain such Consents prior to Closing; provided, however, that Seller shall not be obligated to pay any consideration to, or incur any cost or expense for the benefit of, the holder of any Preferential Right or Consent in order to obtain the waiver thereof or compliance therewith. All notices and requests delivered pursuant to this Section 4.6 shall be in a form reasonably acceptable to Buyer. At the request of Buyer, Seller shall include in such notices and requests language reasonably requested by Buyer to address transfers among Buyer’s affiliates that will occur in connection with Closing. Seller shall provide Buyer with copies of all Preferential Right notices and requests for Consents as well as all subsequent correspondence with the holders thereof (including copies of Preferential Right waivers and Consents obtained).

A. Required Consents. If a Required Consent has not been obtained to the reasonable satisfaction of Buyer as of the Closing, then Seller shall deposit the assignment of the Affected Asset in an escrow account established by Buyer and Seller, Buyer shall deposit the Allocated Value of the Affected Asset in the escrow account and the Purchase Price payable by Buyer to Seller on the Closing Date shall be adjusted downward by the Allocated Value deposited by Buyer into the escrow account. If the Required Consent is subsequently obtained to Buyer’s reasonable satisfaction, the Parties shall instruct the escrow agent (i) to deliver (A) to Seller the Allocated Value of the Affected Asset, adjusted as set forth in Section 2.4 and, if relevant at that time, Section 13.1 and (B) to Buyer the balance, if any, of the amount deposited into escrow in respect of such Affected Asset and (ii) to deliver to Buyer the assignment of the affected Asset. If the Required Consent is not obtained to Buyer’s reasonable satisfaction within 90 days of Closing, the Purchase Price shall be reduced by the Allocated Value of the Affected Asset and the Parties shall instruct the escrow agent to deliver the Allocated Value of the Affected Asset to Buyer and to return the assignment of the Affected Asset to Seller. Interest accruing on amounts held in escrow shall be distributed to the Party entitled to the principal on which such interest accrued.

B. Preferential Rights.

1. If any Preferential Right affecting any portion of the Assets is exercised and consummated prior to the Closing Date, that portion of the Assets affected by such Preferential Right shall be deemed to be Excluded Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer or Seller to give notice.

2. If by Closing, the time frame for the exercise of such Preferential Rights has not expired and Seller has not received notice of an intent not to exercise or a waiver of the Preferential Right, that portion of the Assets affected by such Preferential Right shall be included in the Assets and assigned to Buyer at Closing. If such Preferential Right is exercised, the provisions of Section 4.6.B.3 shall apply.

3. If the affected Asset has been conveyed to Buyer at Closing, and a Preferential Right affecting the Asset is consummated after Closing, Buyer agrees to convey such affected Asset to the Party exercising such Preferential Right on the same terms and conditions under which Seller conveyed such Assets to Buyer and retain all amounts paid by the Party exercising such Preferential Right. In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such Asset to such exercising Party, such conveyance to be in form and substance as provided in this Agreement.

C. Exclusive Remedy. The remedies set forth in this Section 4.6 along with rights for breach of Section 6.20 are the exclusive remedies under this Agreement for Preferential Rights and Required Consents.

ARTICLE 5

ENVIRONMENTAL MATTERS

The provisions of this Article apply only to the environmental matters associated with the Assets as the result of oil and gas operations on the Lands.

5.1 Environmental Review.

A. Environmental Access. Prior to the expiration of the Environmental Examination Period, subject to the restrictions contained in this Agreement and any required consent or waiver of any third person, Seller shall (i) permit Buyer and representatives of Buyer and its lenders to have reasonable access and at reasonable times in the Seller’s offices, and in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s environmental files and records in Seller’s possession relating to the Assets insofar as Seller may do so without waiving any attorney/client work product or like privilege, and (ii) permit Buyer, its representatives and the Environmental Consultant to have reasonable access to the Assets for the purpose of allowing Buyer, its representatives and the Environmental Consultant to inspect and/or audit the Assets for any Environmental Defects (collectively, “Buyer’s Environmental Review”), all at Buyer’s sole risk, cost and expense.

B. Conduct of Review. Prior to conducting Buyer’s Environmental Review, Buyer shall furnish Seller with a written proposed scope of Buyer’s Environmental Review, including a description of the activities to be conducted and the locations of such activities. No third person, other than the Environmental Consultant and Buyer’s or its affiliates’ employees, may conduct Buyer’s Environmental Review. Buyer shall not commence any activity proposed to be included in Buyer’s Environmental Review unless and until such activity (including the location thereof) has been approved in writing by Seller which approval shall not be unreasonably withheld or delayed. Seller shall have the right to be present during any inspection (including Buyer’s Environmental Review) of the Assets and shall have the right, at its option and expense, to split samples with Buyer.

C. Buyer’s Responsibility for Review. In connection with Buyer’s Environmental Review, Buyer agrees that Buyer, the Environmental Consultant and Buyer’s and its affiliates’ employees, agents and contractors shall comply with all laws and shall exercise due care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances. Specifically, but without limitation, when handling solid waste or hazardous substances, if any, discovered during the inspection of the Assets, Buyer, the Environmental Consultant and Buyer’s and its affiliates’ employees, agents and contractors shall handle such waste or substances in accordance with all laws. Any soil or water samples taken by Buyer from the Assets shall become the sole property and possession of Buyer and will be managed consistent with the applicable rules and regulations of the U.S. Environmental Protection Agency and other applicable governmental authorities. Promptly after completing Buyer’s Environmental Review, Buyer shall, at its sole cost and expense, restore the Assets to their original condition, in accordance with good engineering practice, if changed due to Buyer’s Environmental Review. Failure by Buyer to comply with the requirements of this subsection within a reasonable time period will entitle (but shall not obligate) Seller to take any action deemed necessary or appropriate by Seller to correct such failure, all at Buyer’s expense. Prior to Closing, Buyer shall maintain and shall cause its partners, officers, directors, employees, agents, representatives, contractors, consultants and advisors to maintain all information obtained pursuant to Buyer’s Environmental Review strictly confidential and shall not disclose the same to any third person without the prior written consent of Seller, except to the extent required by law. Buyer shall provide Seller’s counsel with copies of any reports prepared and analytical test results received by Buyer or the Environmental Consultant promptly following Buyer’s or the Environmental Consultant’s preparation or receipt of the same. Buyer does hereby indemnify and hold harmless, release and agree to defend Seller and its officers, directors, employees and agents from and against any and all liabilities arising out of any violation by Buyer, the Environmental Consultant, or Buyer’s, its affiliates’ or the Environmental Consultant’s officers, directors, employees, agents, representatives, contractors, consultants and advisors of any Environmental Law, the provisions of this Section or, in whole or in part, from Buyer’s or the Environmental Consultant’s inspection or testing of the Assets or handling any substances or samples in connection therewith, regardless of any concurrent negligence or strict liability on the part of Seller and its officers, directors, employees and agents and regardless of the form of claim whether at common law, strict liability, negligence or under any statute or regulation.

5.2 Environmental Liabilities and Obligations.

A. Notices of Environmental Defects. No later than the end of the Environmental Examination Period, Buyer shall give Seller a written Environmental Defects Notice with respect to all alleged Environmental Defects.

B. Assumed Environmental Liabilities. Upon Closing Buyer shall assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including without limitation any and all liability for (i) ground water contamination, (ii) NORM, (iii) man-made material fibers, or (iv) the obligation to plug and abandon all of the wells located on the Lands and reclamation of existing well sites on the Lands (collectively, the “Assumed Environmental Liabilities”). If Buyer fails to timely deliver an Environmental Defect Notice with respect to an Asset, Buyer shall be deemed to (i) accept the environmental condition(s) in, on and under that Asset or the Assets, (ii) have waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the Assets and (iii) include the particular environmental condition(s) as part of the Assumed Environmental Liabilities.

C. Remedies.

1. If an Asset is affected by an Environmental Defect, the Purchase Price will be reduced by the associated Environmental Defect Value unless: (i) Seller elects to cure and actually does cure the Environmental Defect prior to Closing to Buyer’s reasonable satisfaction; (ii) Buyer agrees to waive the relevant Environmental Defect; or (iii) Seller or Buyer elects on or before Closing to exclude the Affected Asset(s) from the Transaction and reduce the Purchase Price by the Allocated Value in respect thereof. Neither Party shall not have the right to exclude any Asset from the Transaction pursuant to clause (iii) above unless the aggregate of the asserted Environmental Defect Values and Title Defect Values with respect to all Environmental Defects and Title Defects affecting such Asset is greater than 50% of its Allocated Value. Seller will be deemed to have adequately completed the Remediation set forth in option (i) upon receipt of either (x) a certificate or approval from the applicable governmental authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (y) a certification from a licensed professional engineer approved by Buyer that the Remediation has been completed to the extent necessary to comply with existing regulatory requirements if the approval or certification specified in clause (x) cannot be obtained because provision for such approval or certification is not provided under applicable Environmental Law. In the event Seller elects option (iii) above as to any portion of the Assets, Buyer may agree to waive the relevant Environmental Defect in lieu thereof.

2. The Purchase Price shall be adjusted downward for Environmental Defects only if the sum of (i) the aggregate value of all Environmental Defects and (ii) the aggregate value of all Title Defects exceeds the Defect Deductible (any reduction in the Purchase Price pursuant to this Section shall be in conjunction with the reduction in the Purchase Price in Section 4.2 B. and Buyer shall not be entitled to duplicative reductions to the Purchase Price under either Section).

5.3 Contested Environmental Defects. In the event the Parties cannot in good faith resolve a dispute involving environmental defect matters, the Parties shall resolve such dispute pursuant to the terms of this Section. The Parties agree to submit all disputes concerning environmental defect matters regarding (i) the existence and scope of an Environmental Defect, (ii) the Environmental Defect Value attributable to an Environmental Defect or (iii) the adequacy of Seller’s Environmental Defect curative efforts, to binding arbitration in Tulsa, Oklahoma, such arbitration to be conducted as follows. The arbitration proceeding shall be submitted to a neutral arbitrator approved by each of the Parties with at least 15 years experience relating to oil and gas environmental matters involving properties in the regional area where the Assets are located (the “Environmental Arbitrator”). The Parties shall make all reasonable efforts to agree upon the Environmental Arbitrator within 5 days after the Closing. The arbitration proceeding shall be conducted by the American Arbitration Association in accordance with its commercial rules, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration shall be governed by Oklahoma law and shall be held in Tulsa, Oklahoma. The Parties shall submit written materials to the Environmental Arbitrator within 10 days of the selection of such arbitrator explaining their position regarding the environmental dispute. The Environmental Arbitrator shall conduct a hearing, if necessary, no later than 30 days after the selection of such arbitrator, and the Environmental Arbitrator shall render a written decision within 15 days of the hearing or, if no hearing is conducted, not later than 45 days after such arbitrator is selected. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Environmental Arbitrator shall consider any evidence and testimony that such arbitrator determines to be relevant, in accordance with procedures that such arbitrator determines to be appropriate. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Environmental Arbitrator shall be borne 50% by the Seller and 50% by the Buyer. The Parties shall continue with Closing notwithstanding the fact that any dispute under this Section 5.3 shall be pending. If the asserted Environmental Defect Value is greater than or equal to the Allocated Value of the Affected Asset, Seller shall deposit the assignment of the Affected Asset in an escrow account established by Buyer and Seller, Buyer shall deposit the Allocated

Value of the Affected Asset in the escrow account and the Purchase Price payable by Buyer to Seller on the Closing Date shall be adjusted downward by the Allocated Value deposited by Buyer into the escrow account. If the Environmental Defect Value is less than the Allocated Value of the Affected Asset, Seller shall assign the Affected Asset to Buyer on the Closing Date, Buyer shall deposit the Environmental Defect Value in the escrow account, and the Purchase Price payable by Buyer to Seller on the Closing Date shall be adjusted downward by the Environmental Defect Value deposited by Buyer into the escrow account. Upon receipt of the Environmental Arbitrator’s decision, the Parties shall instruct the escrow agent to distribute all amounts held in escrow in accordance therewith (taking into account any applicable adjustments under Sections 2.2 or 13.1) and shall instruct the escrow agent to distribute the assignment of the Affected Asset to Buyer if the Environmental Defect Value is less than the Allocated Value, or otherwise to distribute such assignment to Seller. Notwithstanding the foregoing, if the Environmental Defect Value with respect to any Environmental Defect for which the assignments were deposited into escrow at Closing is finally determined (whether by mutual agreement or the decision of the Environmental Arbitrator) to be greater than 50% of the Allocated Value of the Affected Assets, then either Seller or Buyer may, at any time prior to delivery of such assignments, elect to exclude such Affected Assets from this Agreement and reduce the Purchase Price by the Allocated Value thereof. Interest accruing on amounts held in escrow shall be distributed to the Party entitled to the principal on which such interest accrued.

5.4 No Warranty or Representation. Seller makes no warranty or representation, express or implied, statutory or otherwise, with respect to any environmental matters and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any environmental matter (including, without limitation, any Environmental Defect) with respect to any of the Assets shall be pursuant to the procedures set forth in this Article 5.

5.5 Exclusive Remedies. The rights and remedies granted each Party in this Article and the rights of each Party to not close pursuant to Articles 10 and 11 are the exclusive rights and remedies against the other Party related to any Environmental Defect or other environmental matters.

ARTICLE 6

SELLER’S REPRESENTATIONS

The Parties’ agreement with respect to Title Matters and Environmental Matters is set forth exclusively in Articles 4 and 5, respectively. Seller makes the following representations and warranties as of the execution of this Agreement and as of Closing:

6.1 Company Representations.

A. Seller is a Texas corporation duly organized and validly existing and in good standing under the laws of the State of Texas and is qualified to conduct business in the State of Texas.

B. Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed or to be executed by Seller in connection with the Transaction. The execution, delivery, and performance by Seller of this Agreement and other document executed or to be executed by Seller in connection with the Transaction and the consummation of the Transaction have been duly authorized by all necessary company action of Seller.

C. The execution and delivery of this Agreement does not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate or conflict with any provision of the governing documents of Seller, or, to Seller’s knowledge, any provision of any statute, rule or regulation applicable to Seller or the Assets or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound other than the Credit Agreement, or, (iii) violate, or be in conflict with, any judgment, decree or order applicable to Seller.

6.2 Authorization and Enforceability. This Agreement and each other document executed by Seller in connection with this Transaction constitutes, or when executed will constitute, Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

6.4 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller by any third party.

6.5 Litigation. Other than the matters listed in Schedule 6.5, Seller has not received a written claim or written demand notice that has not been resolved that would adversely affect any of the Assets in any material respect. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to the knowledge of Seller, threatened against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that relate to any of the Assets, or that would affect the Seller’s ability to execute and deliver this Agreement or to consummate this Transaction.

6.6 Compliance with Law. Other than any environmental matters (including, without limitation, any Environmental Defect), which are exclusively subject to the procedures set forth in Article 5 of this Agreement, and other than the matters listed on Schedule 6.6, (i) Seller has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets, which remains uncured and (ii) to Seller’s knowledge, the Assets have at all times been owned and operated by Seller in material compliance with all applicable laws, rules and regulations.

6.7 Material Contracts.

A. Schedule 6.7 sets forth a list of the following contracts, agreements or commitments to which the Assets are subject or by which Seller is bound with respect to the Assets (collectively, the “Material Contracts”):

1. Any written contract or agreement between Seller and any affiliate of Seller relating to the provision of goods or services in respect of the Assets which will survive the Closing or which affects the Assets on or after the Effective Time;

2. Any contract, agreement or commitment that commits Seller or its assigns to aggregate expenditures with respect to the Assets of more than $50,000 in any calendar year other than joint operating agreements and unitization or pooling agreements;

3. Any contract, agreement or commitment that commits Seller or its assigns to sell, exchange, gather, process, treat, handle, store or transport any Hydrocarbon production attributable to the Assets other than (i) any such contract, agreement or commitment which expires within thirty days or can be terminated by Seller or its assigns upon not more than thirty days notice without penalty, (ii) joint operating agreements, and (iii) unitization or pooling agreements; and

4. Any contract, agreement or commitment included in the Assets that constitutes (i) an indenture, mortgage, loan, credit or similar contract for borrowed money or any hedge or derivative contract (in each case) for which Buyer or any of its affiliates will be responsible or which affects any revenues or expenses attributable to the Assets on or after the Effective Time, (ii) any agreement for the use or sharing of drilling rigs in connection with the Assets, (iii) any farmin or farmout agreement, exploration agreement, participation agreement, agreement for development or similar agreement providing for the earning of an ownership interest that has not been earned as of the date of this Agreement, and (iv) any non-competition agreement of which Seller has knowledge.

B. Except as set forth on Schedule 6.7, Seller has paid its share of all costs under the Material Contracts and, to Seller’s knowledge, the Material Contracts are in full force and effect. Seller is not in default under any of the Material Contracts and Seller has not received and has not given a written notice of material default under any of the Material Contracts that remains uncured.

6.8 Hydrocarbon Sales Contracts. Except as set forth on Schedule 6.8, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets. All proceeds from the sale of Hydrocarbons from the Assets are being received in all respects by Seller in the ordinary course of business and are not being held in suspense for any reason.

6.9 Area of Mutual Interest and Other Agreements; Tax Partnerships. Except as listed on Schedule 6.9, no Asset is subject to (or has related to it) any area of mutual interest agreements or, to the knowledge of Seller, any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time. No Asset is subject to (or has related to it) any tax partnership.

6.10 Imbalance Volumes. At the Effective Time, there do not exist any gas imbalances associated with the Assets other than those listed in Schedule 6.10; provided, however, that the representation in this Section 6.10 shall be limited to the Seller’s knowledge with respect to Wells operated by third parties.

6.11 Property Expenses. In the ordinary course of business, Seller has paid all Property Expenses attributable to the Assets as such Property Expenses become due, and such Property Expenses are being paid in a timely manner before the same become delinquent, except such Property Expenses as are disputed in good faith by Seller in a timely manner.

6.12 Accuracy of Information. All Records and other documents relating to the Assets made available by Seller to Buyer are true and correct copies of documents contained in Seller’s files. To Seller’s knowledge, all information and data reflecting volumes of oil and gas production from the Assets, and all lease operating expense, capital cost and revenue information and data, furnished by Seller to Buyer are true and correct, except for such inaccuracies as would not have a material adverse effect on the value of the Assets taken as a whole. The representations and warranties contained in this Section 6.12 shall not be construed to be representations and warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any document.

6.13 Permits. Seller possesses all material permits required to be obtained for conducting its business with respect to the Assets as presently conducted, and with respect to each such permit: Seller has not received written notice (i) of any violations of such permits that remains uncured or (ii) that such permit will not be renewed.

6.14 Outstanding Commitments, AFEs and Invoices. Except as set forth in Schedule 6.14, (i) Seller has incurred no expenses, and has made no commitments to make expenditures (including any agreements that would obligate Buyer to make expenditures) in connection with the ownership or operation of the Assets at or after the Effective Time, other than with respect to routine operations performed in the ordinary course of operating the existing Wells, which operations are, individually, estimated to cost $25,000.00 or less, net to Seller’s interest, and (ii) no proposals or authorities for expenditures (AFEs) are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations on the Assets for which consent is required under the applicable operating or unitization agreement, or to abandon any Wells, or to conduct any other operation on the Assets for which, in each such case, the estimated cost exceeds $25,000.00 net to Seller’s interest.

6.15 Taxes. All taxes and assessments pertaining to the Assets have, to the extent due and owing, been properly paid and all tax returns with respect thereto have been properly filed. All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good-faith by appropriate proceedings.

6.16 Hedging Arrangements. The Assets are not subject to any gas sales, gathering or transportation contracts which include provisions for hedging, price risk management or other such financial arrangements or transactions, which will affect or burden the Assets from and after the Closing Date.

6.17 Surface Use Agreements. To Seller’s knowledge, with the exception of (i) Lease provisions (including provisions set forth in recorded addendums to Leases) and (ii) those agreements which do not materially affect the ownership, operation or value of the Assets, there are no surface use agreements to which Seller is a party (or to which any of the Assets are subject) covering any portion of the Lands with the exception of the surface use agreements described on Exhibit D.

6.18 Plugging and Abandonment Obligations. With the exception of the Wells identified on Exhibit E, there are no Wells which are required to be plugged and abandoned at the present time under applicable governmental laws, rules and regulations or the terms of any Lease or agreement to which Seller is a party; provided, however, that the representation in this Section 6.18 shall be limited to the Seller’s knowledge with respect to Wells operated by third parties.

6.19 Royalties. To Seller’s knowledge, Seller has paid all royalties, overriding royalties and other burdens as well as all distributions to the owners of non-operated interests due with respect to the Assets in full in accordance with all applicable Leases, contracts, laws and other applicable obligations except for funds held in suspense as set forth in Schedule 6.8.

6.20 Preferential Rights and Required Consents. Schedule 6.20 sets forth a complete list of all Preferential Rights, Required Consents and, to Seller’s knowledge, other Consents applicable to the transactions contemplated by this Agreement, other than those Routine Consents of governmental agencies that are customarily obtained after Closing.

6.21 Seller’s Knowledge. Seller has no knowledge of any fact which results in any representation or warranty of Buyer in Article 7 being inaccurate in any respect. If after the date of this Agreement, Seller obtains knowledge of any fact which results in any representation or warranty of Buyer being inaccurate in any respect, Seller will promptly furnish Buyer written notice thereof.

ARTICLE 7

BUYER’S REPRESENTATIONS

Buyer makes the following representations and warranties to Seller as of the execution of this Agreement and as of Closing:

7.1 Corporate Representations.

A. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified, or as of Closing will be duly qualified, to carry on its business in each jurisdiction in which the operation of the Assets would require such qualification.

B. Buyer has all requisite power and authority to own the Assets after Closing, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed in connection with the Transaction. The execution, delivery, and performance by Buyer of this Agreement and each other document executed by Buyer in connection with the Transaction, and the consummation of the Transaction, have been duly authorized by all necessary action of Buyer.

C. The execution and delivery of this Agreement does not (i) violate or conflict with any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate, or be in conflict with, any judgment, decree or order applicable to Buyer.

7.2 Enforceability. This Agreement and each other document executed by Buyer in connection with this Transaction constitutes, or when executed will constitute, Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.3 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.

7.4 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it in any court or by or before any federal, state, municipal or other governmental agency that would affect Buyer’s ability to execute and deliver this Agreement or to consummate this Transaction and assume the liabilities to be assumed by Buyer under this Agreement, including without limitation, the Assumed Liabilities.

7.5 Securities Laws. Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s and its affiliates’ own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws.

7.6 Financial Resources. Buyer has, and will have at the Closing, sufficient cash available or borrowing capacity under its credit facility to close this Transaction.

7.7 Buyer’s Evaluation.

A. Records. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the Assets, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

B. Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Buyer is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets. Accordingly, Buyer assumes the risk of the downhole condition of the Wells. Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

7.8 Buyer’s Knowledge. Buyer has no knowledge of any fact which results in any representation or warranty of Seller in Article 6 being breached. If after the date of this Agreement, Buyer obtains knowledge of any fact which results in any representation or warranty of Seller being breached, Buyer will promptly furnish Seller written notice thereof.

ARTICLE 8

COVENANTS AND AGREEMENTS

8.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

A. Operations Prior to Closing. From the date of execution hereof to the Closing, Seller will operate the Assets in the ordinary course of business and consistent with past practices. Seller agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing. From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its proportionate shares of all Property Expenses incurred in connection with the ownership or operation of the Assets.

B. Restriction on Operations. Except in the case of an emergency and subject to the terms of applicable operating and other existing agreements, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller shall not:

1. except in the ordinary course of business, enter into any new agreements or commitments with respect to the Assets which extend beyond the Closing;

2. commit to or incur any expenditures in excess of $50,000 (net to Seller’s interest) with respect to any part of the Assets;

3. make any nonconsent elections with respect to operations affecting the Assets;

4. abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases;

5. modify or terminate any of the Contracts or waive or relinquish any right thereunder;

6. agree to any renegotiated price, take-or-pay or other terms under existing gas purchase agreements;

7. agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time;

8. enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than 30 days’ notice);

9. create any material gas imbalance affecting the Assets; or

10. encumber, sell or otherwise dispose of any of the Assets, other than Hydrocarbons sold or otherwise disposed of in the ordinary course of business.

For the purposes of obtaining the written consents required in this Section 8.1, Buyer designates the person set forth in Section 15.2. Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

C. Notification of Claims. Seller shall promptly notify Buyer of any suit, action or other written proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might, in Seller’s reasonable judgment, result in impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases, in each case, arising or threatened in writing prior to the Closing.

D. Escrowed Properties. With respect to any Asset the conveyance of which to Buyer is placed into escrow pursuant to the terms of this Agreement, the covenants set forth in this Section 8.1 shall continue until such assignment is delivered to Buyer or the affected Asset is removed from this Agreement.

8.2 Replacement Bonds and Instruments. At Closing or as soon as practical thereafter, but no later than 30 days after the Closing, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets, set forth on Exhibit J (collectively, the “Instruments”). As soon as practical after Closing, but no later than 30 days after the Closing, Buyer (with reasonable assistance of Seller as requested by Buyer) shall use its reasonable best efforts to obtain the release of the Assets and/or Seller from the Instruments and shall indemnify and hold Seller harmless for claims related to or arising out of any failure to obtain such releases.

8.3 Confidentiality.

A. Information. All data and information, whether written or oral, obtained from Seller in connection with this Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement (collectively, the “Information”) is deemed by the Parties to be confidential and proprietary to Seller. Until the Closing (or for a period of one year after the date of this Agreement if Closing should not occur for any reason), except as required by law or applicable stock exchange rule, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) Buyer can establish by competent proof was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; or (v) may be disclosed pursuant to the terms of that certain Confidentiality Agreement between Buyer and Seller dated September 18, 2009.

B. Return of Information. If this Transaction does not close on or before the date set for Closing, or such later date as agreed to by the Parties, Buyer shall (i) upon written request by Seller, return to Seller all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 8.3A.; (ii) not utilize or permit utilization of the Information to compete directly or indirectly with Seller; and (iii) destroy any and all notes, reports, studies or analyses and all data and information generated by Buyer to the extent based on or incorporating the Information. The terms of Section 8.3.A., B. and C. shall survive termination of this Agreement.

C. Injunctive Relief. Buyer and Seller agree that the other Party will not have an adequate remedy at law if they violate any of the terms of Sections 8.3 A. and/or B. In such event, the non-defaulting Party will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 8.3.A. and/or B., or to obtain specific enforcement of such terms.

8.4 Amendment of Schedules. Upon consummation of the Closing, all Schedules hereto shall be deemed amended and supplemented to include reference to any matter (i) relating to Seller or the Assets which first arises or occurs after the date of this Agreement and does not result from a breach by Seller of Section 8.1, (ii) which results in an adjustment to the Purchase Price pursuant to Section 2.4 or (iii) which relates to a property excluded from the Assets pursuant to this Agreement for which Seller assumes responsibility.

8.5 Notice of Breach. If either Seller or Buyer develops or possesses information that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing. Notwithstanding the foregoing, this Section shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing. The provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of Seller or Buyer shall not be altered or modified by Buyer’s or Seller’s knowledge of any event or Buyer’s or Seller’s review of any documents or other matters except as expressly provided herein to the contrary.

8.6 Parties’ Efforts. Each of the Parties agrees to use commercially reasonable efforts to refrain from taking any action within its control which would cause a breach of any of its representations or warranties or which would prevent it from consummating the Transaction contemplated hereby. In addition, Seller agrees to make all reasonably efforts to obtain, at or prior to the Closing Date, the release required by Section 12.3 K.

8.7 Governmental Reviews.

A. Seller and Buyer shall in a timely manner (i) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the Transaction contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

B. Seller and Buyer hereby acknowledge and agree that no filing or other notice currently is or will be required under the HSR Act.

8.8 Letters-in-Lieu; Assignments; Operatorship; Accounting for Prior Production Months; Leased Vehicles.

A. Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Buyer, to reflect the Transaction contemplated hereby.

B. Seller will prepare and execute, and Buyer will execute, on the Closing Date, assignments necessary to convey to Buyer all federal and state Leases in the form as prescribed by the applicable governmental body and otherwise acceptable to Buyer and Seller.

C. Seller makes no representations or warranties to Buyer as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of such Assets are governed by operating and similar agreements covering such Assets and will be determined in accordance with the terms of such agreements. However, Seller will assist Buyer in Buyer’s (or its affiliate contract operator’s) efforts to succeed Seller as operator of any Wells included in the Assets and shall promptly provide Buyer with all data reasonably requested to enable Buyer (or its affiliate contract operator’s) to assume operation and administration of the Assets at Closing. On Buyer’s request, Seller shall include with its resignation as operator of any Seller Operated Assets delivered to the holders of non-operated working interests such documentation as reasonably requested by Buyer in connection with its efforts to be voted as successor operator. Buyer shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Seller Operated Assets, Seller shall execute and deliver to Buyer, and Buyer shall promptly file the appropriate forms (including a change of operator card on the form established by the Oklahoma Corporation Commission, duly executed by Seller and naming Buyer as the successor operator) with the applicable regulatory agency transferring operatorship of such Assets to Buyer.

D. Notwithstanding the Closing, with respect to the production month in which the Closing occurs and all preceding production months, Seller shall continue to provide or cause to be provided financial, revenue, expense and production accounting services. Such services shall include, without limitation, (i) all revenue accounting functions, including the calculation and payment of royalties as well as all rental, surface and right of way payments and any and all leasehold, minimum or advance payments due in the normal course of business, (ii) all nomination, marketing, accounting, regulatory reporting, land administration and other administrative responsibilities, (iii) all expenditure accounting functions (including the payment of all invoices for goods and services with a service date prior to the Closing Date) and (iv) collection of open accounts receivable balances, including revenue and joint interest billings. The Parties acknowledge that these services will continue beyond the Closing Date. All amounts paid or collected by Seller pursuant to this Section 8.8 D shall be accounted in the Final Settlement Statement unless otherwise provided in the Transition Services Agreement, attached hereto as Exhibit K.

E. Seller will cooperate and assist Buyer, as reasonably requested thereby and at Buyer’s sole cost and expense, in order to have all vehicles leased by Seller in connection with the ownership or operation of the Assets transferred to Buyer in connection with Closing. All costs and expenses associated with any such transfer shall be borne by Buyer (other than any amounts due under any such lease in respect of periods prior to the Closing Date).

8.9 Hedges. Buyer has notified Seller that it (or its affiliates) intends to enter into hedges with respect to production from the Assets. Buyer shall provide Seller with reports on such hedges for the type (swap or collar) and quantum of Hydrocarbons and/or basis differentials up to the volumes set forth on Schedule 8.9 (the hedges described in such reports shall be herein called the “Hedges”). Within three (3) business days after Buyer receives a trade confirmation in respect of a Hedge, Buyer shall provide written or electronic notice to Seller of such Hedge, which notice shall contain volume, type, tenor and prices. All Hedges shall be entered into at prevailing market rates as determined by Buyer in its reasonable discretion. This Section in no way restricts Buyer (or its affiliates) from entering into any hedges in any volume, type or tenor or at any price. For the avoidance of doubt, this Section only requires reporting of a hedge and its terms by the Buyer to the Seller if and to the extent that such hedge constitutes a Hedge of the type and tenor described on Schedule 8.9.

ARTICLE 9

TAX MATTERS

9.1 Apportionment of Tax Liability. All Taxes based on or measured by production of Hydrocarbons shall be deemed attributable to the period during which such production occurred and not attributable to the year in which such Taxes are assessed. The apportionment of Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to Sections 2.4 and 13.1 in the Preliminary Settlement Statement for Taxes for which information is available at Closing and in the Final Settlement Statement for all remaining Taxes, using estimates of such Taxes if actual numbers are not available.

9.2 Tax Reports and Returns. Seller agrees to file all tax returns for the period of time prior to the Closing Date, and Buyer agrees to file all tax returns for the period of time at or after the Closing Date. The Party not filing the return agrees to provide the Party filing the return with appropriate information which is necessary to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Sections 9.1 and 14.4.

9.3 Sales Taxes. Buyer shall be liable for and shall indemnify Seller for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall pay Seller therefor as an adjustment in the Preliminary Settlement Statement. If Seller receives notice that any sales and/or use taxes are due as a result of the Transaction, Seller shall promptly forward such notice to Buyer for payment.

9.4 Tax Allocation. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities shall be allocated among the various Assets for federal and state income tax purposes in a manner to be jointly agreed in writing by Buyer and Seller prior to Closing. Seller and Buyer shall cooperate to update the allocation to reflect any subsequent adjustment to the Purchase Price. The allocation of the Purchase Price shall be reflected on a completed Form 8594 (Asset Acquisition Statement Under Section 1060), which form Seller and Buyer will each file separately with the Internal Revenue Service pursuant to the requirements of section 1060(b) of the Code. The parties and their affiliated entities agree not to take a federal or state income tax reporting position inconsistent with such allocations unless required by applicable law. In the event such a position is required by applicable law, the affected party shall immediately notify the other party of said position, citing the applicable law. The parties further agree that such allocations shall represent reasonable estimates of the fair market values of the Assets described therein.

ARTICLE 10

CONDITIONS PRECEDENT TO CLOSING

10.1 Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A. All representations and warranties of Buyer contained in this Agreement are true in all material respects (other than those that are qualified by materiality pursuant to their terms, which shall be true in all respects) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing. Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Seller confirming the foregoing;

B. No order, decree, ruling or other legal process has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that seeks to enjoin or prohibit this Transaction and that remains in effect at the time of Closing; and

C. The sum of (i) all Environmental Defect Values and Title Defect Values that have been agreed upon by the Parties, (ii) the Title Defect Values asserted by Buyer with respect to all Title Defects that Seller has elected to cure after Closing pursuant to Section 4.2 B.3 or which would be subject to arbitration pursuant to Section 4.3 upon Closing, (iii) the Environmental Defect Values asserted by Buyer (or, if lesser, the Allocated Value of the Affected Assets) with respect to all Environmental Defects which would be subject to arbitration pursuant to Section 5.3 upon Closing and (iv) the Allocated Values of all Assets that would be placed into escrow at Closing pursuant to 4.6 A does not exceed 25% of the Purchase Price.

10.2 Buyer’s Conditions Precedent. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

A. All representations and warranties of Seller contained in this Agreement are true in all material respects (other than those that are qualified by materiality pursuant to their terms, which shall be true in all respects) at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing. Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing;

B. No order, decree, ruling or other legal process has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that seeks to enjoin or prohibit this Transaction and that remains in effect at the time of Closing;

C. The sum of (i) all Environmental Defect Values and Title Defect Values that have been agreed upon by the Parties, (ii) the Title Defect Values asserted by Buyer with respect to all Title Defects that Seller has elected to cure after Closing pursuant to Section 4.2 B.3 or which would be subject to arbitration pursuant to Section 4.3 upon Closing, (iii) the

Environmental Defect Values asserted by Buyer (or, if lesser, the Allocated Value of the Affected Assets) with respect to all Environmental Defects which would be subject to arbitration pursuant to Section 5.3 upon Closing and (iv) the Allocated Values of all Assets that would be placed into escrow at Closing pursuant to 4.6 A does not exceed 25% of the Purchase Price; and

D. Receipt by Buyer of a recordable release of any deeds of trust, mortgages, financing statements, fixture filings, security agreements or other similar encumbrances issued for the benefit of Seller or its’ affiliates’ lenders (including those under the Credit Agreement) affecting the Assets in form reasonably acceptable to Buyer.

10.3 Failure to Disclose. The breach by either Party of its obligation to give notice to the other Party under Section 8.5 shall not constitute a failure of the conditions to Closing under Sections 10.1 or 10.2.

ARTICLE 11

RIGHT OF TERMINATION AND ABANDONMENT

11.1 Termination. This Agreement may be terminated in accordance with the following provisions:

A. by Seller if Seller’s conditions set forth in Section 10.1 (other than 10.1 C) are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date;

B. by Buyer if Buyer’s conditions set forth in Section 10.2 (other than 10.2 C) are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

C. If the Closing has not occurred by the close of business on December 31, 2009, then (i) by Seller if any condition specified in Section 10.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller or (ii) by Buyer if any condition specified in Section 10.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Buyer; provided that the failure to consummate the Transaction contemplated hereby on or before such date did not result from the failure by the terminating Party to fulfill any undertaking or commitment provided for herein on the part of the terminating Party that is required to be fulfilled on or prior to Closing; and

D. by either Party if there shall be any law that makes consummation of the Transaction illegal or otherwise prohibited or a governmental authority shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transaction, and such order, decree, ruling, or other action shall have become final and non-appealable.

11.2 Liabilities Upon Termination.

A. Buyer’s Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, Seller shall be entitled to draw the entire amount of the Letter of Credit as liquidated damages. Buyer’s failure to close shall not be considered wrongful if Buyer has validly terminated this Agreement under Section 11.1. The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to close.

B. Seller’s Breach. If Closing does not occur for any reason other than those specified in Section 11.2 A above, then upon termination of this Agreement Seller shall promptly return the Letter of Credit to Buyer (without having drawn any amounts thereunder) along with such additional documentation reasonably requested by Buyer in order to have the Letter of Credit cancelled by the issuer thereof. Furthermore, if Closing does not occur because Seller wrongfully fails to tender performance at Closing (including, without limitation, failure to deliver the releases required under Section 12.3 K (whether or not the condition to closing in Section 10.2 D has been waived)) or otherwise breaches this Agreement prior to Closing, and Buyer is ready to close, Buyer may pursue specific performance, and in any event Buyer shall have all other remedies available to it for Seller’s wrongful failure to close hereunder. In addition, Seller shall pay to Buyer, within five (5) days of any such termination, an amount equal to Buyer’s Hedge Loss, if any. As used herein, (i) “Buyer’s Hedge Loss” shall mean the net Mark to Market Amount, if any, that would be owed by Buyer and its affiliates to their hedge counterparties if all of the Hedges were settled as of the close of trading on the day after the day on which this Agreement is terminated and (ii) “Mark to Market Amount” means the average closeout amounts quoted by three (3) nationally recognized commodities traders selected by Seller based on the closing settlement prices of the Hedges as of the close of trading on the day after the day on which this Agreement is terminated. If, prior to the date that Seller is obligated to pay Buyer’s Hedge Loss, any Hedge is novated to Seller and Buyer and its affiliates are released from all liability in respect of such Hedge, then Seller’s obligation to pay the Buyer’s Hedge Loss in respect of such Hedge shall be deemed satisfied. Seller acknowledges that any such novation and release will be subject to the discretion of the applicable hedge counterparty. Seller shall pay all fees, costs and expenses associated with the novation of any Hedge as contemplated hereby.

ARTICLE 12

CLOSING

12.1 Date of Closing. The “Closing” of this Transaction shall be held on the later of (i) November 13, 2009 or (ii) the date that is five (5) business days after the satisfaction of all of the conditions set forth in Sections 10.1 and 10.2. The date the Closing actually occurs is called the “Closing Date.”

12.2 Place of Closing. The Closing shall be held at the offices of Seller, 2100 One Williams Center, Tulsa, Oklahoma 74172 at 9:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.

12.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

A. Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance with a special warranty of title by, through and under Seller in the form attached as Exhibit F conveying the Assets to Buyer as of the Effective Time; provided that on Buyer’s request Seller will assign to Buyer’s affiliate contract operator that portion of the Assets as designated by Buyer.

B. Seller shall execute, acknowledge and deliver to Buyer, assignments on the required governmental forms necessary to convey the Assets to Buyer.

C. Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

D. Buyer shall deliver the Closing Amount to the account at the bank designated by Seller in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

E. Buyer shall deliver to Seller the Officer’s Certificate in form and substance as set forth in Exhibit G.

F. Seller shall deliver to Buyer the Officer’s Certificate in form and substance as set forth in Exhibit H.

G. Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form attached as Exhibit I.

H. Seller shall prepare, execute and deliver to Buyer appropriate letters-in-lieu of transfer orders.

I. Buyer and Seller shall execute all documents necessary to transfer operations on the Seller Operated Assets to Buyer or Buyer’s designated operator.

J. Seller shall deliver the Records at Closing to the extent possible, but in any event, within five business days after Closing as provided in Section 13.2.

K. Seller shall deliver to Buyer original copies of a recordable release (in sufficient number for recording in each applicable county) of any deeds of trust, mortgages, financing statements, fixture filings, security agreements or other similar encumbrances issued for the benefit of Seller or its’ affiliates’ lenders (including those under the Credit Agreement) affecting the Assets in form reasonably acceptable to Buyer.

L. Seller shall promptly return the Letter of Credit to Buyer (without having drawn any amounts thereunder) along with such additional documentation reasonably requested by Buyer in order to have the Letter of Credit cancelled by the issuer thereof.

M. Seller and Buyer shall execute and deliver the Transition Services Agreement in the form attached as Exhibit K.

N. Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13

POST-CLOSING OBLIGATIONS

13.1 Post-Closing Adjustments.

A. Final Settlement Statement. As soon as practicable after the Closing, but in no event later than 120 days after Closing, Seller, with assistance as reasonably requested from Buyer, will prepare and deliver to Buyer the Final Settlement Statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”), including reasonable supporting documentation. As soon as practicable after receipt of the Final Settlement Statement, but in no event later than 60 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. During such period, Seller shall provide Buyer will such information and documentation relating to the Final Settlement Statement as reasonably requested by Buyer. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall make a good faith attempt to agree with respect to the changes proposed by Buyer, if any, no later than 45 days after receipt of Seller’s proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within 5 days of the Final Settlement Date. Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

B. Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price by 45 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, the Parties shall submit the dispute to Deloitte Touche Tohmatsu, Dallas, Texas for final and binding determination and Buyer and Seller shall execute such engagement, indemnity and other agreements as such accounting firm may require in connection with or as a condition to such engagement. Buyer and Seller shall cooperate diligently with any reasonable request of the accounting firm and furnish to the accounting firm such workpapers and other documents and information relating to such objections as the accounting firm may request and are available to such Party or its subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the accounting firm any material relating to the determination of the matters in dispute and to discuss such determination with the accounting firm prior to any written notice of determination hereunder being delivered by the accounting firm and to the extent that a value has been assigned to any objection that remains in dispute, the accounting firm shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Party or less than the smallest value for such objection claimed by either Party. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. The fees and expenses of said accounting firm in making such determination shall be shared equally by Buyer and Seller. Upon resolution of such unresolved disagreements of Buyer, the Final Settlement Statement (including any revisions thereto as are so resolved or agreed), shall be conclusive, final and binding on Buyer and Seller.

13.2 Records. Seller shall deliver the Records at Closing to the extent possible, but in any event, within five business days after Closing. All costs of shipping or delivering the Records to Buyer’s office shall be borne by Seller. Seller may, at its sole expense, retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of 6 years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to retain or copy the Records to be destroyed.

13.3 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction.

ARTICLE 14

ASSUMPTION AND RETENTION OF OBLIGATIONS, INDEMNIFICATION AND LIMITATIONS

14.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities and subject to Section 14.5, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, including, without limitation (i) the payment of royalties, overriding royalties, Taxes and other burdens attributable to the period of time at or after the Effective Time; (ii) the Assumed Environmental Liabilities whether arising before or after the Effective Time; (iii) the Contracts (iv) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets at or after the Closing Date, (v) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, (vi) the Property Expenses attributable to the period of time at or after the Effective Time; (vii) the obligation to plug and abandon all Wells and reclaim all well sites located on the Lands regardless of when the obligations arose (the “Plugging and Abandonment Obligations”); (viii) the make-up and balancing obligations for gas from the Wells regardless of when the imbalance occurred; (ix) any Permitted Encumbrances; and (x) Losses owed as a result of the resolution of the Proceedings listed in Schedule 6.5 to the extent such Losses result from or are attributable to production from the Assets occurring on or after the Closing Date (collectively, the “Assumed Liabilities”).

14.2 Seller’s Retention of Liabilities and Obligations. Upon Closing and subject to Sections 14.3 and 14.5, Seller retains all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets prior to the Effective Time, except for the Assumed Environmental Liabilities, but including without limitation (i) the payment of royalties, overriding royalties, Taxes and other burdens attributable to the period of time prior to the Effective Time; (ii) Contracts (iii) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets prior to the Closing Date; (iv) employee-related claims of Seller, its contract operator or affiliates; (v) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement; (vi) the Property Expenses attributable to the period of time prior to the Effective Time; and (vii) Losses owed as a result of the resolution of the Proceedings listed in Schedule 6.5 to the extent such Losses result from or are attributable to production from the Assets occurring before the Closing Date (collectively, the “Retained Liabilities”) subject to the survival of Seller’s representations provided in Section 14.5 below.

14.3 Suspended Funds. To the extent that the amount of funds held in suspense by Seller on account of production from the Assets was accounted for as a downward adjustment to the Purchase Price under Section 2.4.E.5., Buyer shall assume responsibility for the payment of such suspended funds. Buyer shall indemnify and hold Seller harmless for claims related to or arising out of Buyer’s payment, mispayment or failure to make payment of such suspended funds. Seller shall indemnify and hold harmless Buyer for claims related to wrongfully withheld suspended funds attributable to the period of time prior to the Effective Time.

14.4 Proceeds and Invoices for Property Expenses Received After the Final Settlement Date. After the Final Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Expenses paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Final Settlement Statement shall be settled, as promptly as commercially practicable, as follows:

A. Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced at or after the Effective Time shall be forwarded to Buyer.

B. Property Expenses. Invoices for Property Expenses received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Expenses received by Seller that relate to operations on the Assets at or after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

14.5 Indemnification. After the Closing, the Parties shall indemnify each other as follows:

A. Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer and its affiliates, and its and their officers, directors, partners, employees and agents, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer elsewhere in this Agreement, and (iii) any breach by Seller of its representations, warranties or covenants under this Agreement. Subject to the termination of this Agreement pursuant to Article 11, in no event shall any amounts be recovered from Seller in respect of any breach of its representations or warranties contained in this Agreement for (i) any individual Loss less than or equal to $100,000.00 in value (the “Seller Individual Deductible”) and (ii) any individual Losses greater than the Seller Individual Deductible unless the aggregate value of all such Losses exceeds $8,100,000 (the “Seller Aggregate Deductible”), in which event Buyer may recover all Losses incurred in excess of the Seller Aggregate Deductible; provided, further, that Seller’s maximum liability under this Agreement for all Losses in respect of breaches of its representations or warranties contained in this Agreement shall under no circumstances exceed fifty percent (50%) of the Purchase Price.

B. Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its members, officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, and (iii) any breach by Buyer of its representations, warranties or covenants under this Agreement.

C. Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

D. Survival. All representations and warranties of Seller and Buyer contained herein shall survive the Closing and shall terminate on the date that is fifteen (15) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 6.1, 6.2, 6.3, 6.15, 7.1, 7.2 and 7.3 shall survive until the expiration of the applicable statute of limitations period. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement. The covenants and other agreements of Seller and Buyer set forth in this Agreement shall survive the Closing Date until fully performed.

14.6 Procedure. The indemnification contained in this Agreement shall be implemented as follows:

A. Coverage. Such indemnity shall extend to all Losses suffered or incurred by the Indemnified Party.

B. Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall list the amount claimed by an Indemnified Party, the basis for such claim, with supporting documentation, and list each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

C. Information. If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Agreement (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party as soon as is practicable. The Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party (or any other material adverse impact) without its prior written consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall, at the Indemnifying Party‘s sole expense, give all reasonable information and assistance that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its reasonable best efforts to defend, at the Indemnifying Party’s expense, any Claim to which such other Party’s indemnification applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.7 Dispute Resolution. Subject to the provisions of subsections 4.3, 5.3 and 13.1 above, the Parties agree to resolve all disputes concerning this Agreement pursuant to the provisions of this Section, such disputes to include, without limitation, disputes concerning a Claim or amount to be paid by an Indemnifying Party (each a “Dispute” and collectively “Disputes”). The Parties agree to submit all Disputes to binding arbitration in Dallas, Texas, such arbitration to be conducted as follows: The arbitration proceeding shall be conducted by the American Arbitration Association in accordance with its commercial rules, with discovery to be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration shall be governed by Texas law and shall be held in Dallas, Texas. The arbitration shall be before a three-person panel of neutral arbitrators, each with at least 15 years experience in the oil and gas industry, consisting of one person picked by each side, and the two arbitrators so selected picking the third (with the panel so picked being the “Arbitrators”). Any disputes over the scope of discovery shall be determined by the Arbitrators. The Arbitrators shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and the Arbitrators shall render a written decision within 30 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the decision by the Arbitrators. The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrators shall be borne 50% by the Seller and 50% by the Buyer.

14.8 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

14.9 Limitation on Damages.

A. COVERAGE. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND (IF CLOSING OCCURS) IN THE CONVEYANCE, AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ASSETS AS IS AND WHERE IS AND WITH ALL FAULTS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS) OR (B) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (II) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

B. TEXAS DECEPTIVE TRADE PRACTICES ACT WAIVER. BUYER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS ACQUIRING THE ASSETS FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE ASSETS WILL EXCEED $500,000, AND (IV) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING

POSITION WITH RESPECT TO THE SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

WAIVER OF CONSUMER RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

FURTHERMORE, WITH RESPECT TO ASSETS WHICH ARE LOCATED IN A STATE OR SUBJECT TO A JURISDICTION OTHER THAN TEXAS, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE OR OTHER JURISDICTION WHERE SUCH ASSETS ARE LOCATED OR TO WHICH SUCH ASSETS ARE SUBJECT.

C. DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 11.2, THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. This Section shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 14.5.

D. PLUGGING AND ABANDONMENT OBLIGATIONS. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS EXPRESSLY AGREED FOR ALL PURPOSES OF THIS AGREEMENT THAT (I) THE PLUGGING AND ABANDONMENT OBLIGATIONS CONSTITUTE ASSUMED LIABILITIES, (II) THE PLUGGING AND ABANDONMENT OBLIGATIONS SHALL NOT CONSTITUTE ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL MATTERS, (III) EXCEPT FOR THE REPRESENTATION SET FORTH IN SECTION 6.18, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PLUGGING AND ABANDONMENT OBLIGATIONS, AND (IV) SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT TO PLUGGING AND ABANDONMENT OBLIGATIONS EXCEPT TO THE EXTENT SUCH OBLIGATIONS RELATE TO THE EXCLUDED ASSETS.

E. ENVIRONMENTAL RELEASE. From and after Closing, Buyer and its affiliates shall have no rights to recovery or indemnification for environmental liabilities relating to the Assets under this Agreement or at law other than the rights and remedies specifically provided in Article 5 herein, and all rights or remedies which Buyer and its affiliates may have at or under any law with respect to any environmental liabilities are expressly waived other than the rights and remedies specifically provided in Article 5 herein. FROM AND AFTER THE CLOSING AND EXCEPT FOR THE RIGHTS AND REMEDIES SPECIFICALLY PROVIDED IN ARTICLE 5 HEREIN, BUYER AND ITS AFFILIATES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE SELLER AND ITS AFFILIATES FROM ANY AND ALL CLAIMS OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS RELATING TO THE ASSETS. FROM AND AFTER CLOSING, BUYER AND ITS AFFILIATES WARRANT, AGREE AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST ANY SELLER OR ITS AFFILIATES UPON ANY CLAIM FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS RELATING TO THE ASSETS, EXCEPT FOR THE PURPOSE OF ENFORCING ARTICLE 5 HEREIN.

ARTICLE 15

MISCELLANEOUS

15.1 Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (i) personal delivery, (ii) telecopy or facsimile transmission, (iii) mail or (iv) overnight courier. All notices shall be addressed as follows:

If to Seller:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: Rick Hodges, Vice President of Land

Telephone: (214) 368-2084

Fax: (214) 706-3424

With a copy to:

EXCO Resources, Inc

12377 Merit Drive, Suite 1700

Dallas, Texas 7525

William L. Boeing, Vice President, General Counsel, and Secretary

Telephone: (214) 368-2084

Fax: (214) 706-3409

If to Buyer:

Sheridan Holding Company I, LLC

9 Greenway Plaza, Suite 1300

Houston, TX 77046

Eric L. Harry, Executive Vice President and General Counsel

Telephone: (713) 548-1020

Fax: (713) 548-1099

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.3 Amendments/Waiver. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.4 Assignment. If either Party assigns all or a portion of its rights and obligations under this Agreement, such Party shall remain responsible for all of its obligations under this Agreement, including without limitation, its indemnity obligations. No such assignment or obligation shall increase the burden on the non-assigning Party or impose any duty on the non-assigning Party to communicate with or report to any transferee, and the non-assigning Party may continue to look to the assigning Party for all purposes under this Agreement.

15.5 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Buyer or Seller shall not, prior to Closing, issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.6 Counterparts/Fax Signatures. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original instrument, each of which together shall constitute one instrument. Facsimile signatures are binding.

15.7 Governing Law. This Agreement and this Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas and maintained in federal or state courts located in Dallas, Texas.

15.8 Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter. Each Exhibit and Schedule attached to this Agreement is incorporated into this Agreement.

15.9 Knowledge. The “knowledge of a Party” shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made. If the Party is a corporation, or other entity other than a natural person, such actual, conscious knowledge shall be limited to (i) with respect to Seller, the knowledge of Douglas H. Miller, Stephen F. Smith, J. Douglas Ramsey, Ph.D., Harold L. Hickey, Richard L. Hodges, John D. Jacobi, William L. Boeing, Mark E. Wilson, Charles R. Evans, Kathy Bradley and Daryl Duvall and (ii) with respect to Buyer, the knowledge of Lisa A. Stewart, Eric L. Harry, James K. Bass and J. Timothy Blaine.

15.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.11 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement.

15.12 Severability. If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

15.13 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the Transaction.

15.14 Change of Name. As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Buyer shall eliminate the names “EXCO Resources, Inc.”, “EXCO” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its affiliates.

15.15 Schedules. The disclosures in any Schedule to this Agreement shall be deemed automatically incorporated by reference into any other Schedule to this Agreement as if such disclosure had specifically been set forth in such Schedule.

15.16 References, Titles and Construction. All references in this Agreement to Articles, Sections, Subsections and other subdivisions refer to corresponding Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise.

A. Titles appearing at the beginning of any of such Subdivisions are for convenience only and shall not constitute part of such Subdivisions and shall be disregarded in construing the language contained in such Subdivisions.

B. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

C. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender.

D. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

E. Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

F. The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

G. No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

H. All references herein to “$” or “dollars” shall refer to U.S. Dollars.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

SELLER

EXCO RESOURCES, INC.

By:	/s/ WILLIAM L. BOEING
William L. Boeing
Vice President and General Counsel

BUYER

SHERIDAN HOLDING COMPANY I, LLC

By:	/s/ LISA A. STEWART
Lisa A. Stewart
President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX A

DEFINED TERMS

“1031 Assets” shall have the meaning set forth in Section 1.5.

“Additional Interest” shall have the meaning set forth in Section 4.2.C.

“Affected Asset” means any asset affected by a Title Defect, Environmental Defect or Required Consent.

“Agreement” shall have the meaning set forth in the preamble.

“Allocated Value” shall have the meaning set forth in Section 2.3.

“Arbitrators” shall have the meaning set forth in Section 14.7.

“Assets” shall have the meaning set forth in Section 1.2.

“Assumed Environmental Liabilities” shall have the meaning set forth in Section 5.2.B.

“Assumed Liabilities” shall have the meaning set forth in Section 14.1.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer’s Environmental Review” shall have the meaning set forth in Section 5.1.A.

“Casualty Loss” shall have the meaning set forth in Section 4.5.

“Claim” shall have the meaning set forth in Section 14.6.C.

“Claim Notice” shall have the meaning set forth in Section 14.6.B.

“Closing” shall have the meaning set forth in Section 12.1.

“Closing Amount” shall have the meaning set forth in Section 2.4.A.

“Closing Date” shall have the meaning set forth in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto, together with all regulations promulgated thereunder.

“Contracts” shall have the meaning set forth in Section 1.2.E.

“Consents” shall have the meaning set forth in Section 4.6.

“COPAS” shall have the meaning set forth in Section 2.4 B.

APPENDIX A-1

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 30, 2007, among Seller, certain of its subsidiaries, the lenders from time to time a party thereto and JPMorgan Chase Bank, N.A.

“Defect Deductible” means $8,100,000.

“Defensible Title” shall have the meaning set forth in Section 4.1.A.

“Dispute” shall have the meaning set forth in Section 14.7.

“Effective Time” shall have the meaning set forth in Section 1.4.

“Environmental Arbitrator” shall have the meaning set forth in Section 5.3.

“Environmental Consultant” means such qualified environmental consultant, if any, engaged by Buyer and approved by Seller to investigate and assess the environmental condition of the Assets.

“Environmental Defect” means a condition in, on or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water or sediments) existing at the Effective Time that causes an Asset to be in violation of an Environmental Law and which has an Environmental Defect Value in excess of $50,000 and for which Seller has timely received a valid Environmental Defect Notice for the Environmental Defect. It is understood and agreed that matters of an essentially similar nature such as, but not limited to, oil spills, chemical barrels or equipment containing NORM found at a single site shall be deemed a single incident or condition. The Parties agree that each Environmental Defect will be addressed as a single incident or condition, and that Environmental Defects will not be aggregated on a per condition basis or otherwise (i.e., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site by site basis). The existence or presence of asbestos or NORM in or with respect to any equipment, tubulars, material, facility or other property which is currently in use and which is not currently required to be remediated under any Environmental Law shall not be considered an Environmental Defect notwithstanding that remediation may be required when such property is taken out of service.

“Environmental Defect Notice” means a written notice given by Buyer to Seller alleging an Environmental Defect. To be effective, each Environmental Defect Notice must be in writing, received by Seller on or before the expiration of the Environmental Examination Period and shall: (i) name the affected Asset, (ii) include a description of the condition that causes the Environmental Defect, (iii) provide reasonable factual substantiation for the Environmental Defect, and (iv) state the Environmental Defect Value. For the purpose of the preceding sentence, “factual substantiation for the Environmental Defect” shall mean reports prepared by, or the basis of tests performed by Buyer, its representatives or the Environmental Consultant.

“Environmental Defect Value” means the costs to cure or remediate that particular Environmental Defect in accordance with all applicable Environmental Laws (including, without limitation, the amount of any fines, penalties or similar assessments in connection therewith), as substantiated by Buyer or the Environmental Consultant in writing, which includes the Remediation proposed and all assumptions used to calculate such costs.

“Environmental Examination Period” means the period of time commencing on the date this Agreement is executed and ending at 5:00 p.m. Dallas, Texas time on October 30, 2009.

“Environmental Law” means any law, statute, rule, regulation, code, ordinance or order issued by any federal, state, or local governmental entity regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the release or disposal of waste or hazardous materials.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“EXCO” or “Seller” shall have the meaning set forth in the preamble.

“Final Settlement Date” shall have the meaning set forth in Section 13.1.A.

“Final Settlement Statement” shall have the meaning set forth in Section 13.1.A.

“Final Purchase Price” shall have the meaning set forth in Section 13.1.A.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Indemnified Party” shall have the meaning set forth in Section 14.6.B.

“Indemnifying Party” shall have the meaning set forth in Section 14.6.B.

“Information” shall have the meaning set forth in Section 8.3.A.

“Instruments” shall have the meaning set forth in Section 8.2.

“Lands” shall have the meaning set forth in Section 1.2.A.

“Leases” shall have the meaning set forth in Section 1.2.A.

“Letter of Credit” shall have the meaning set forth in Section 2.2.

“Like-Kind Exchange” shall have the meaning set forth in Section 1.5.

“Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against.

“Material Contracts” shall have the meaning set forth in Section 6.7.A.

“NORM” means naturally occurring radioactive materials.

“NRI” shall have the meaning set forth in Section 4.1.A.

“Party” shall mean either Seller or Buyer.

“Plugging and Abandonment Obligations” shall have the meaning set forth in Section 14.1.

“Permitted Encumbrances” shall have the meaning set forth in Section 4.1.B.

“Preferential Rights” shall have the meaning set forth in Section 4.1.B.8.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 2.4.A.

“Property” shall have the meaning set forth in Section 4.1 A.

“Property Expenses” shall have the meaning set forth in Section 2.4.B.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“QI” shall have the meaning set forth in Section 1.5.

“Records” shall have the meaning set forth in Section 1.2.F.

“Remediation” means actions taken to correct an Environmental Defect or otherwise required to remediate in compliance with applicable Environmental Law.

“Required Consents” shall mean any third party consents that would cause (A) the assignment of the Asset affected thereby to Buyer to be void or voidable or (B) the termination of a Lease, easement, right-of-way or Material Contract under the express terms thereof.

“Retained Liabilities” shall have the meaning set forth in Section 14.2.

“Routine Consents” shall have the meaning set forth in Section 4.1 B.3.

“Seller Aggregate Deductible” shall have the meaning set forth in Section 14.5.A.

“Seller Individual Deductible” shall have the meaning set forth in Section 14.5.A.

“Seller Operated Assets” means Assets operated by Seller.

“Supporting Documentation” for a particular Title Defect means if the basis is derived from any document, a copy of such document (or pertinent part thereof) or if the basis is derived from any gap in Seller’s chain of title, the documents preceding and following the gap, or in any case other reasonable written documentation necessary for Seller to verify the existence of such asserted Title Defect.

“Taxes” shall mean all ad valorem, property, production, excise, net proceeds, sales, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.

“Title Arbitrator” shall have the meaning set forth in Section 4.3.

“Title Defect” shall have the meaning set forth in Section 4.1.C.

“Title Defect Date” shall have the meaning set forth in Section 4.2.A.

“Title Defects Notice” shall have the meaning set forth in Section 4.2.A.

“Title Defect Value” shall have the meaning set forth in Section 4.1.D.

“Transaction” shall mean the transaction contemplated by the Agreement.

“Wells” shall have the meaning set forth in Section 1.2.C.

“WI” shall have the meaning set forth in Section 4.1.A.

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